Exhibit 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact        Robert Goocher, (812) 491-4080, rgoocher@vectren.com
Media Contact        Mike Roeder, (812) 491-5255, mroeder@vectren.com

FOR IMMEDIATE RELEASE

November 5, 2012

Vectren Corporation Reports Third Quarter 2012 Results
Increases Guidance for 2012

Evansville, Ind. - Vectren Corporation (NYSE:VVC) today reported third quarter 2012 net income of $39.3 million, or $0.48 per share, compared to net income of $35.3 million, or $0.43 per share, in the third quarter of 2011. Net income for the nine months ended Sept. 30, 2012, was $116.2 million, or $1.42 per share, compared to $95.0 million, or $1.16 per share, for the same period in 2011.

Summary results

•
Utility earnings were $26.4 million, or $0.32 per share, in the third quarter of 2012, compared to $27.9 million, or $0.34 per share, in 2011. Year to date, utility earnings were $102.5 million, or $1.25 per share, compared to $92.8 million, or $1.13 per share, in 2011.

•
Nonutility earnings were $13.2 million in the third quarter of 2012, compared to earnings of $11.2 million in 2011, excluding the results from Vectren Source (Source). Year to date in 2012, nonutility earnings were $14.1 million, compared to $2.4 million in 2011, excluding the results from Source.

•
Source, Vectren's retail gas marketing business, was sold on Dec. 31, 2011. Source reported a seasonal third quarter loss of ($3.6) million in 2011 and earnings of $1.0 million in the nine months ended Sept. 30, 2011.

“We are very pleased with third quarter and year to date results,” said Carl L. Chapman, Vectren's chairman, president and CEO. “In addition to the continued strong performance from our core utility operations, Infrastructure Services continues to produce outstanding results that we believe are indicative of the expected strong long-term demand for the services that they provide. These results allow us to increase our consolidated full year 2012 earnings guidance. The improved earnings outlook provided further support for the board's action at its November 2 meeting to increase Vectren's quarterly dividend for the 53rd consecutive year to an annualized amount of $1.42 per share from the previous annualized amount of $1.40 per share. We are extremely proud of this long record of providing our shareholders with consistent dividend increases that few companies can match,” said Chapman.

2012 earnings guidance increased
The midpoint of consolidated earnings guidance has been increased $0.10 per share. In addition, the nonutility earnings guidance has been increased and the various guidance ranges have been narrowed.

Including an expected loss at ProLiance Holdings, LLC (ProLiance), consolidated earnings for 2012 are expected to be in a range of $1.80 to $1.90 per share. The Utility Group guidance is $1.67 to $1.73 per share. The Nonutility Group guidance, excluding ProLiance, is $0.31 to $0.37 per share. The guidance for the company's share of ProLiance's results for 2012 is a net loss of ($0.21) to ($0.15) per share.
Guidance ranges are based on assumptions and information currently available, but changes in these assumptions or other circumstances could materially impact earnings and result in earnings for 2012 significantly above or below this guidance. These targeted ranges are subject to such factors discussed below under "Forward-Looking Statements."

Utility Group discussion

The Utility Group is comprised of Vectren Utility Holdings, Inc.'s operations, which consist of the company's regulated utility operations and other operations that provide information technology and other support services to those regulated operations. The company segregates its regulated utility operations between a Gas Utility Services operating segment and an Electric Utility Services operating segment. The Gas Utility Services segment provides natural gas distribution and transportation services to nearly two-thirds of Indiana and to west-central Ohio. The Electric Utility Services segment provides electric distribution services to southwestern Indiana and includes the company's power generating and wholesale power operations. The Utility Group also earns a return on shared assets, such as customer billing systems and the customer contact center, used by the company's utility operations.

In the third quarter of 2012, the Utility Group earnings were $26.4 million, compared to $27.9 million in 2011. In the nine months ended Sept. 30, 2012, the Utility Group earned $102.5 million, compared to $92.8 million in 2011. Increased year-over-year results for the nine month periods reflect, among other things, the impacts of new electric base rates implemented on May 3, 2011, and lower interest expense. As a result of refinancing two utility related long-term debt issues during the very low interest rate environment, Vectren expects its annual 2012 interest expense related to its utility operations will be approximately $8 million lower than that reflected in 2011. The decrease in the quarter-over-quarter results generally reflects lower earnings from electric utility operations associated with higher operating expenses and lower small customer margins from conservation beyond approved lost margin recovery mechanisms, which more than offset slightly warmer weather in the quarter as compared to the same quarter in 2011.

Continuous improvement initiatives throughout the Utility Group are being implemented to limit growth in operating expenses over the coming years. The company estimates that year to date in 2012 these initiatives have resulted in sustainable savings of over $4 million and have helped offset other cost increases in the quarter that were primarily timing related. Year to date operating costs overall are favorable as compared to the prior year and are expected to be about flat to 2011 on an annual basis as the impact of the process improvement initiatives is further realized. Examples of the initiatives implemented thus far in 2012 include improved processes that have allowed the company to become more efficient in completing work and thereby reduce labor costs, and recent amendments to postretirement medical plans that provide better access to benefits for company retirees at lower costs to Vectren.

Gas Utility Services
The Gas Utility Services operating segment, which is comprised of Vectren's Indiana North and South gas operations and Vectren Ohio, operated at a seasonal loss of ($2.7) million in the third quarter of 2012, and $36.1 million of earnings in the nine months ended Sept. 30, 2012. Results in 2012 improved $2.1 million in the quarter and $2.6 million year to date. With rate designs that substantially limit the impact of weather on margin, temperatures that were 71 percent of normal in Indiana and 83 percent of normal in Ohio during the peak winter heating season in early 2012 had a significant impact on volumes sold but only a slightly negative impact on margin.

Following is more detailed information related to the earnings from gas utility operations for the three and nine months ended Sept. 30, 2012. Identified items are presented after the impact of income taxes.

		Year to
(millions)	Quarter	Date
2011 Gas Utility Earnings	$(4.8)	$33.5

Weather impact on small customers	(0.1)	(0.4)
Earnings from bare steel/cast iron & riser replacement investments	1.4	2.2
Margin impacts from lower gas costs	(0.2)	(1.1)
Lower interest expense	1.0	3.0
All other	—	(1.1)
	2.1	2.6

2012 Gas Utility Earnings	$(2.7)	$36.1

Electric Utility Services
The Electric Utility Services operating segment is comprised of Vectren South's electric distribution business and includes the company's power generating and wholesale power operations. Electric operations earned $26.6 million in the third quarter of 2012, compared to $30.8 million in 2011. In the nine months ended Sept. 30, 2012, earnings were $59.4 million, compared to $53.1 million in the prior year. Improved year to date results in 2012 reflect increased electric margin, primarily from base rate changes and lower interest costs. Results also reflect conservation-related reductions in volumes sold to small customers, net of lost margin recovery. Quarterly results were further negatively impacted by increased operating costs related to the timing of power plant maintenance.

Following is more detailed information related to the earnings from electric utility operations for the three and nine months ended Sept. 30, 2012. Identified items are presented after the impact of income taxes.

		Year to
(millions)	Quarter	Date
2011 Electric Utility Earnings	$30.8	$53.1

Margin from base rate changes effective May 3, 2011	—	5.9
Weather impact on small customers	0.5	(0.5)
Small customer margin	(2.1)	(0.9)
Refunds resulting from net operating income limitation	(0.9)	(1.6)
Large customer margin	—	1.2
Operating expenses, excluding pass through expenses	(2.5)	1.0
Lower interest expense	0.5	1.3
All other	0.3	(0.1)
	(4.2)	6.3

2012 Electric Utility Earnings	$26.6	$59.4

Weather impacts
Electric results, which are not protected by weather mechanisms, were positively impacted in the third quarter of 2012 as a result of warm weather. In the third quarter of 2012, cooling temperatures were 119 percent of normal; this compares to the third quarter of 2011 when cooling temperatures were 114 percent of normal. In the third quarter of 2012, the increase in electric margin, net of amounts refunded to customers as discussed below, compared to normal temperatures was estimated to be $2.4 million. On a year to date basis, cooling temperatures that were 131 percent of normal offset the impact of mild first quarter heating weather. Management estimates the weather impact on electric margin year to date, net of refunds to customers, to be $1.0 million favorable compared to normal.

Indiana regulation includes a statutory mechanism that can limit a utility's rolling twelve month net operating income to that authorized in its last general rate order, as adjusted for previous net operating income levels that were below authorized levels. Should weather or other factors continue to increase net operating income in future periods, the full benefit of those favorable impacts on the company's electric utility may continue to be limited by the statutory earnings test.

Other operations
The Utility Group also earns a return on shared assets through currently approved rates as if portions of the assets were in the rate base of each utility. Such shared assets include customer billing systems and the customer contact center, as examples. In the third quarter of 2012, earnings were $2.5 million, compared to $1.9 million in 2011. In the nine months ended Sept. 30, 2012, earnings from these operations were $7.0 million, compared to $6.2 million in 2011. The 2011 year to date results include a $1.4 million unfavorable tax adjustment. In addition, variability in the earnings of the segment occurs as the allocation of shared asset costs changes.

Nonutility Group discussion

All amounts included in this section are after tax. Results reported by business group are net of Nonutility Group corporate expense.

During the 2012 third quarter, earnings from nonutility operations were $13.2 million, compared to $11.2 million in 2011, excluding Source results in 2011. In the nine months ended Sept. 30, 2012, the Nonutility Group earned $14.1 million, which compares to earnings of $2.4 million in 2011, excluding the results from Source in 2011.

Infrastructure Services
Infrastructure Services provides underground construction and repair services through wholly-owned subsidiaries Miller Pipeline (Miller) and Minnesota Limited, which was acquired on March 31, 2011.

Earnings from Infrastructure Services' operations for the three months ended Sept. 30, 2012, were $15.9 million, compared to $11.9 million in 2011. For the nine months ended Sept. 30, 2012, earnings were $27.3 million, compared to $11.1 million in the prior year. Both the quarter and year to date increases in earnings reflect increased demand across all infrastructure business areas. The year to date period and the early part of the third quarter also benefited from warm, dry weather aiding favorable construction conditions. Revenues year to date in 2012 were $449 million. These operations had year to date revenues in 2011 of $314 million, including $21 million from Minnesota Limited prior to its acquisition on March 31, 2011. While favorable weather may have caused some annual utility capital expenditure budgets to be advanced earlier in the year, construction activity has remained strong in 2012 and is expected to continue as utilities and pipeline operators replace their aging natural gas and oil pipeline infrastructure and as the demand for shale gas and oil infrastructure becomes more prevalent. As an example, Infrastructure Services was recently awarded a contract to construct an approximately 80 mile natural gas pipeline in the Bakken Shale area of North Dakota. It is expected this work will be completed by the end of the second quarter of 2013.

Energy Services
Energy Services provides energy performance contracting and renewable energy services through wholly-owned subsidiary Energy Systems Group (ESG).

During the third quarter of 2012, Energy Services earned $2.6 million, compared to earnings of $2.3 million in the prior year's third quarter. Energy Services earned $0.9 million during the nine months ended Sept. 30, 2012, compared to earnings of $1.6 million in 2011.

Results in 2012 reflect reduced revenues which indicate some near-term slowing in demand for performance contracting projects due to current budgetary constraints on municipal and school customers. The increase for the quarter is due to recognition of tax deductions associated with energy efficiency projects completed in 2011 in accordance with recently released IRS guidance. As of Sept. 30, 2012, performance contracting backlog was $87 million, compared to $100 million on Sept. 30, 2011. ESG placed three “build and own” anaerobic digester projects into service in 2012. ESG continues to add to its employee base and footprint to position it for long-term growth in this sector as the national focus on energy conservation, renewable energy, and sustainability continues given the expected rise in power prices across the country.

Coal Mining
Coal Mining mines and sells coal to the company's utility operations and to third parties through its wholly owned subsidiary Vectren Fuels, Inc. (Vectren Fuels).

Coal Mining, inclusive of holding company costs, operated at a loss of ($2.2) million in the third quarter of 2012, compared to earnings of $5.8 million in 2011. Year to date in 2012, Coal Mining results are break even, compared to earnings of $15.9 million in the prior year. Results were anticipated to be lower in 2012 due to reduced pricing for customers associated with contracts that had price reopener clauses effective for 2012. However, results in 2012 have also been negatively impacted by softness in the overall coal market due primarily to the mild winter heating weather and the impact of low natural gas costs. In addition, results were further negatively impacted by production reductions to better match sales and higher mining costs at the Prosperity mine due to a thin coal seam and other unfavorable mining conditions. These increased costs offset favorable cost per ton results at the Oaktown mine during 2012. The cost environment is favorable at Oaktown but has also been impacted by the reduced production driven by lower demand. Coal sales year to date in 2012 were 3.2 million tons, compared to 4.0 million tons last year. Through the nine months ended Sept. 30, 2012, Coal Mining revenues were $172 million, a $49 million decrease compared to 2011.

Vectren Fuels continues negotiations with a number of customers regarding sales in 2012 and beyond. In the third quarter, Vectren Fuels contracted for additional term sales of significant tons to be delivered in each of 2013, 2014 and 2015. Including fourth quarter spot sales, 2012 coal sales are now estimated at 4.4 million tons. The impact of reduced demand for coal is expected to result in a loss from Coal Mining operations for the year ended Dec. 31, 2012. The company is maintaining production at lower levels to more closely match the current demand. Longer term, the company continues to believe that reduced coal volumes available from Central Appalachia due to increased regulation and the large number of scrubbers to be installed throughout the United States, including the Midwest, coupled with moderate increases in natural gas prices from the very low levels experienced in the first half of 2012, should drive stronger demand for Illinois Basin coal.

Energy Marketing
Energy Marketing is comprised of the company's gas marketing operations, energy management services and retail gas supply operations. The Energy Marketing group consists of the company's investment in ProLiance. The company's former wholly-owned retail gas marketing subsidiary, Source, was sold on Dec. 31, 2011.

During the three months ended Sept. 30, 2012, the company's share of ProLiance's losses were ($2.4) million, compared to a loss of ($8.6) million in 2011. Year to date in 2012, the company's share of ProLiance's results was a loss of approximately ($13.5) million, compared to a loss of ($25.3) million in 2011. The smaller losses primarily reflect the reduction in fixed demand costs for both storage and transportation contracts, plus better optimization margins due to improved seasonal spreads and higher pipeline utilization rates.

Efforts to lower pipeline and storage demand costs continue. Through negotiations and by dropping some uneconomical contracts as they expire, ProLiance has lowered its pipeline transportation and storage costs to approximately $55 million for all of 2012, compared to $73 million in 2011. The projected annual demand costs in 2013 are approximately $45 million, or $10 million lower than 2012. In addition to these reductions, additional opportunities exist to renegotiate or drop contracts with annual demand costs of $12 million by 2015. At Sept. 30, 2012, ProLiance had approximately $134 million of members' equity on its balance sheet, no long-term debt outstanding and borrowings of $38 million on its new two year $120 million credit facility, which became effective in May 2012.

Please SEE ATTACHED unaudited schedules for additional financial information

Live Webcast on November 6, 2012
Vectren's financial analyst call will be at 2:00 p.m. (EST), November 6, 2012, at which time management will discuss third quarter financial results and 2012 earnings guidance. To participate in the call, analysts are asked to dial 1-866-821-5457 10 minutes prior to the start time and refer to the “Vectren Corporation 2012 Third Quarter Earnings Call”. All interested parties may listen to the live webcast accompanied by a slide presentation at http://www.vectren.com. A replay of the webcast will be made available at the same location approximately two hours following the conclusion of the analyst call.

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren's energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services, energy services, coal mining and energy marketing. To learn more about Vectren, visit http://www.vectren.com.

Forward-looking statements
All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's beliefs, as well as assumptions made by and information currently available to management and include such words as “believe”, “anticipate”, ”endeavor”, “estimate”, “expect”, “objective,” “projection,” “forecast,” “goal,” “likely,” and similar expressions intended to identify forward-looking statements. Vectren cautions readers that the assumptions forming the basis for forward-looking statements include many factors that are beyond Vectren's ability to control or estimate precisely and actual results could differ materially from those contained in this document.

In addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements, factors that could cause the company's actual results to differ materially from those contemplated in any forward-looking statements include, among others, the following:

Factors affecting utility operations such as unusual weather conditions; catastrophic weather-related damage; unusual maintenance or repairs; unanticipated changes to fossil fuel costs; unanticipated changes to gas transportation and storage costs, or availability due to higher demand, shortages, transportation problems or other developments; environmental or pipeline incidents; transmission or distribution incidents; unanticipated changes to electric energy supply costs, or availability due to demand, shortages, transmission problems or other developments; or electric transmission or gas pipeline system constraints. Catastrophic events such as fires, earthquakes, explosions, floods, ice storms, tornadoes, terrorist acts, cyber attacks, or other similar occurrences could adversely affect Vectren's facilities, operations, financial condition and results of operations. Increased competition in the energy industry, including the effects of industry restructuring and unbundling. Regulatory factors such as unanticipated changes in rate-setting policies or procedures, recovery of investments and costs made under traditional regulation, and the frequency and timing of rate increases. Financial, regulatory or accounting principles or policies imposed by the Financial Accounting Standards Board; the Securities and Exchange Commission; the Federal Energy Regulatory Commission; state public utility commissions; state entities which regulate electric and natural gas transmission and distribution, natural gas gathering and processing, electric power supply; and similar entities with regulatory oversight. Economic conditions including the effects of inflation rates, commodity prices, and monetary fluctuations. Economic conditions surrounding the current economic uncertainty, including increased potential for lower levels of economic activity; uncertainty regarding energy prices and the capital and commodity markets; volatile changes in the demand for natural gas, electricity, coal, and other nonutility products and services; impacts on both gas and electric large customers; lower residential and commercial customer counts; higher operating expenses; and further reductions in the value of certain nonutility real estate and other legacy investments. Volatile natural gas and coal commodity prices and the potential impact on customer consumption, uncollectible accounts expense, unaccounted for gas and interest expense. Changing market conditions and a variety of other factors associated with physical energy and financial trading activities including, but not limited to, price, basis, credit, liquidity, volatility, capacity, interest rate, and warranty risks. Direct or indirect effects on the Company's business, financial condition, liquidity and results of operations resulting from changes in credit ratings, changes in interest rates, and/or changes in market perceptions of the utility industry and other energy-related industries. The performance of projects undertaken by the Company's nonutility businesses and the success of efforts to invest in and develop new opportunities, including but not limited to, the Company's infrastructure, energy services, coal mining, and energy marketing strategies. Factors affecting coal mining operations including MSHA guidelines and interpretations of those guidelines, as well as additional mine regulations and more frequent and broader inspections that could result from mining incidents at coal mines of other companies; geologic, equipment, and operational risks; the ability to execute and negotiate new sales contracts and resolve contract interpretations; volatile coal market prices and demand;  supplier and contract miner performance; the availability of key equipment, contract miners and commodities; availability of transportation; and the ability to access coal reserves. Factors affecting the Company's investment in ProLiance including natural gas price volatility and basis; the ability to lower fixed contract costs; and availability of credit. Employee or contractor workforce factors including changes in key executives, collective bargaining agreements with union employees, aging workforce issues, work stoppages, or pandemic illness. Risks associated with material business transactions such as mergers, acquisitions and divestitures, including, without limitation, legal and regulatory delays; the related time and costs of implementing such transactions; integrating operations as part of these transactions; and possible failures to achieve expected gains, revenue growth and/or expense savings from such transactions. Costs, fines, penalties and other effects of legal and administrative proceedings, settlements, investigations, claims, including, but not limited to, such matters involving compliance with state and federal laws and interpretations of these laws. Changes in or additions to federal, state or local legislative requirements, such as changes in or additions to tax laws or rates, pipeline safety regulations, environmental laws, including laws governing greenhouse gases, mandates of sources of renewable energy, and other regulations.

More detailed information about these factors is set forth in Vectren's filings with the Securities and Exchange Commission, including Vectren's 2011 annual report on Form 10-K filed on Feb. 16, 2012. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of changes in actual results, changes in assumptions, or other factors affecting such statements.